Exhibit 99.1

SUTRON CORPORATION REPORTS THIRD QUARTER 2012 RESULTS

Sterling, VA,   November 14, 2012 -- Sutron Corporation (NASDAQ: STRN)

•	Q3 Net Revenue of $7.3MM, Up 34% From Prior Year’s Quarter

•	Q3 Net Income of $625,395 Up 16% From Prior Year’s Quarter

•	Q3 EBITDA of $1MM, Up 10% From Prior Year’s Quarter

•	Bookings of $20MM Through First Nine Months Exceed Total Prior Year Bookings by 13%

Sutron Corporation (NASDAQ: STRN), a leading provider of hydrological, meteorological, oceanic and aviation monitoring products, systems and services, announced results for the third quarter ended September 30, 2012.

Raul McQuivey, Chairman and Chief Executive Officer, stated, “Sutron executed on many key objectives in the third quarter, including: delivering $7.3 million of revenue, up 34% from the prior year quarter, and net income of $625,395, up 16% from the prior year quarter; generating over $1 million of EBITDA, up 10% from the prior year quarter; recording over $6.3 million of bookings, that brought the total for the first nine months of 2012 to over $20 million, already exceeding total bookings for the prior full year; and implementing sales and marketing synergies with our new MeteoStar Division.”

“Subsequent to the close of the third quarter, we announced an additional $4 million of bookings involving projects in Afghanistan that continues a strong trajectory in booking activity”, McQuivey added.  “While fluctuations in bookings and revenue are not uncommon in our business which is highly project driven and subject to governmental approval and funding processes, based on increased backlog and planned shipments, we anticipate strong fourth quarter revenues.  We continue to be encouraged regarding our opportunities as we experience significant demand – both domestically and internationally – for our broadened portfolio of products and systems.  We are in a favorable position to support expanded activities as our balance sheet remains strong with no debt and approximately $7.4 million of cash on hand – an increase of $.8 million from the prior quarter.”

Consolidated Results

Continuing Sutron operations, including the first full quarter of the MeteoStar Division, are presented below.

Net Revenue was $7.3 million, an increase of 34% from $5.4 million in the third quarter of 2011.  The primary drivers of the revenue increase were organic growth ($.7 million) and the revenue generated from the MeteoStar Division ($1.2 million).
Cost of sales was $4.1 million, or 56% of net revenue, compared to $3.1 million, or 57% of net revenue in the third quarter of 2011.

Gross Profit was $3.2 million, or 44% of net revenue, as compared to $2.3 million, or 43% of net revenue, in the third quarter of 2011.  Higher margin MeteoStar Division and Integrated Systems products were partially offset by lower margin HydroMet standard products in this year’s third quarter.

Operating Expenses were $2.3 million as compared to $1.5 million in the third quarter of 2011.  The increase was primarily due to $ .9 million in operating costs incurred by the new MeteoStar Division in the third quarter of 2012.

Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”) was $1 million as compared to EBITDA of $.9 million in the third quarter of 2011.  The growth in EBITDA is primarily attributable to the growth in net revenue, partially offset by an increase in operating expenses.

Net Income was $625,395, or $.13 per basic and diluted common share, compared to net income of $541,000, or $.12 per basic and diluted share, in the third quarter of 2011.  The number of shares outstanding used to calculate basic and diluted earnings per common share in the third quarter of 2012 were 4.7 and 5 million, respectively, compared to 4.6 and 4.9 million, respectively, for basic and diluted earnings per common share in the third quarter of 2011.

Balance Sheet, Liquidity and Capital Resources

Sutron ended the third quarter 2012 with $7.4 million in cash and cash equivalents, up from $6.6 million at June 30, 2012.  Cash from operating activities was generated in the third quarter of 2012 in the amount of $468,472 as compared to cash used by operating activities in the third quarter of 2011 in the amount of $335,420.

Capital expenditures were $63,735 in the third quarter 2012 compared to $16,242 in the third quarter 2011.  The increase is primarily due to the purchase of additional equipment.

Free Cash Flow in the third quarter 2012 was $404,783 compared to negative free cash flow of $351,662 in the third quarter 2011.  Sutron defines Free Cash Flow as net cash provided or used by operating activities less cash used in the purchase of property and equipment.

ABOUT SUTRON CORPORATION

Sutron Corporation, headquartered in Sterling, Virginia, is a project driven business.  Our quarterly results may fluctuate substantially based upon contract awards that are difficult to project in terms of timing and may be delayed due to differing time frames in securing government approvals and funding.  We provide hydrological, meteorological, oceanic and aviation real-time data collection products, systems, software and services to a diversified customer base of federal, state, local and foreign governments, engineering companies, universities and hydropower companies.  Over 60,000 Sutron stations have been installed worldwide. We manufacture our dataloggers, satellite transmitters and sensors. Our product and systems are designed to offer commonality of components and uniform interfaces in order to build modular, open, distributed systems that provide excellent performance regardless of the number of sensors or field stations.

CAUTIONARY STATEMENT REGARDING FORWARD LOOKING STATEMENTS

The statements in this press release that relate to future plans, events or performance are “forward-looking statements” within the meaning of the Private Securities Litigation Act of 1995.  Forward-looking statements include without limitation any statements regarding our expected future financial position, results of operations, cash flows, EBITDA, financing plans, business strategy, bookings, products and services, competitive positions, growth opportunities, plans and objectives of management for future operations, as well as statements that include words such as "anticipate," "if," "believe," "plan," "estimate," "expect," "intend," "may," “should” and other similar expressions are forward-looking statements.  All forward-looking statements involve risks, uncertainties and contingencies which may cause actual results, performance, or achievements to differ materially from anticipated results, performance, or achievements.  We are under no obligation to update or alter our forward-looking statements, whether as a result of new information, future events or otherwise.

SUTRON CORPORATION FINANCIAL SUMMARY

FINANCIAL SUMMARY

	(Unaudited)
	For the Three Months
	Ended September 30,
HIGHLIGHTS OF OPERATING RESULTS	2012	2011

Revenues	$7,278,999	$5,415,230
Cost of sales	4,080,121	3,098,989
Gross profit	3,198,878	2,316,241
Operating expenses	2,276,711	1,489,511
Operating income	922,167	826,730
Interest and other income	17,228	21,270
Income before income taxes	939,395	848,000
Income tax expense (benefit)	314,000	307,000
Net income	$625,395	$541,000
PER SHARE AMOUNTS:
Basic income per share	$0.13	$0.12
Diluted income per share	$0.12	$0.11

	(Unaudited)
	For the Nine Months
	Ended September 30,
HIGHLIGHTS OF OPERATING RESULTS	2012	2011

Revenues	$17,820,348	$14,144,357
Cost of sales	10,418,376	8,599,405
Gross profit	7,401,972	5,544,952
Operating expenses	5,809,973	4,336,984
Operating income	1,591,999	1,207,968
Interest and other income	43,957	64,237
Income before income taxes	1,635,956	1,272,205
Income tax expense (benefit)	535,000	451,000
Net income	$1,100,956	$821,205
PER SHARE AMOUNTS:
Basic income per share	$0.23	$0.18
Diluted income per share	$0.22	$0.17

Balance Sheets

	(Unaudited)	(Audited)
	September 30,	December 31,
	2012	2011

ASSETS
Current Assets:
Cash and cash equivalents	$5,497,568	$8,737,543
Restricted cash and cash equivalents	953,648	760,037
Certificates of deposit	927,194	924,294
Accounts receivable, net	7,004,346	6,754,434
Inventory	4,155,544	3,520,530
Prepaid items and other assets	395,011	322,369
Income taxes receivable	310,816	383,943
Deferred income taxes	615,000	481,000
Total Current Assets	19,859,127	21,884,150

Property and Equipment, Net	1,721,008	1,524,880
Other Assets
Goodwill	4,628,435	570,150
Other Assets	96,675	103,591
Total Assets	$26,305,245	$24,082,771

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$1,056,909	$799,007
Accrued payroll	176,442	337,563
Other accrued expenses	1,641,508	1,573,409
Billings in excess of costs and estimated earnings	711,013	201,015
Total Current Liabilities	3,585,872	2,910,994
Long-Term Liabilities
Deferred rent	990,986	1,127,860
Deferred income taxes	76,000	69,000
Total Long-term Liabilities	1,066,986	1,196,860
Total Liabilities	4,652,858	4,107,854
Stockholders’ Equity
Common stock, 12,000,000 shares authorized;
4,879,632 and 4,704,632 issued and outstanding	48,797	47,047
Additional paid-in capital	4,757,377	4,173,828
Retained earnings	17,031,507	15,930,551
Accumulated other comprehensive loss	(185,294)	(176,509)
Total Stockholders’ Equity	21,652,387	19,974,917
Total Liabilities and Stockholders’ Equity	$26,305,245	$24,082,771

FOR IMMEDIATE RELEASE
Contact: Sidney Hooper
(703)406-2800
shooper@sutron.com